Exhibit 99.3
                    1997 EQUITY AND CASH INCENTIVE PLAN
                    -----------------------------------

                         Stock Option Certificate

Stock Option granted by Nortek, Inc., a Delaware corporation, (the "Company") on ________________ to __________________, an employee of the
Company or of a subsidiary of the Company, (the "Employee") pursuant to the Company's 1997 Equity and Cash Incentive Plan, (the "Plan").

This certificate evidences the grant by the Company to the Employee of an option to purchase, on the terms provided herein and in the Plan, a total of _______ shares of the Company's Common Stock, $1.00 par value ("Common Stock"), at a price of ___________ per share. This option is a non-statutory stock option within the meaning of Section 422(b) of the Internal Revenue Code (the "Code"). This option shall terminate on _______________ and is subject to earlier termination as provided in the Plan. Subject to the other terms hereof and of the Plan, this option is exercisable as follows: _______ shares on and ______________, _______________ shares on and  after  _______________________; and __________  shares  on  and  after
___________________.

Each election to exercise this option shall be in writing, signed by the proper person, and received by the Company at its principal office in Providence, Rhode Island, accompanied by this certificate and payment in full as provided in the Plan.

This certificate and the option evidenced hereby are subject to the provisions of the Plan, a copy of which is furnished to the Employee herewith.

IN WITNESS WHEREOF, Nortek, Inc. has caused this certificate to be executed by its Vice President and Treasurer, hereunto authorized under its corporate seal duly attested. This option is granted at the Company's office, on the date stated below.


Attest:                        NORTEK, INC.

___________________________    By: ____________________________
Secretary                          Vice President and Treasurer

Date: _____________________

Accepted and Agreed:


___________________________
Employee